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Exhibit 23.1

Consent of Independent Auditors

    We consent to the incorporation by reference in the Registration Statements on Forms S-8 of First Team Sports, Inc. pertaining to the 1987 Stock Option Plan (No. 33-36123), 1987 Stock Option Plan (No. 33-52344), 1990 Nonqualified Stock Option Plan (No. 33-37308), 1993 Employee Stock Purchase Plan (No. 33-68164) and the 1994 Stock Option and Incentive Compensation Plan (No. 33-84722) of our report dated April 20, 2001, with respect to the consolidated financial statements and schedule of First Team Sports, Inc. included in the Annual Report (Form 10-K) for the year ended February 28, 2001.

                      /s/ ERNST & YOUNG LLP

Minneapolis, MN
May 24, 2001

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Consent of Independent Auditors